Exhibit 99.1

Marker Therapeutics Awarded $13.1 Million Grant from the Cancer Prevention and Research Institute of Texas

Houston, TX—August 19, 2021—Marker Therapeutics, Inc. (Nasdaq:MRKR), a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications, today announced that the Company received notice of a Product Development Research award totaling approximately $13.1 million from the Cancer Prevention and Research Institute of Texas (CPRIT) to support the Company’s Phase 2 clinical trial of its lead MultiTAA-specific T cell product MT-401.

The CPRIT award is intended to support the adjuvant arm of the Company’s Phase 2 clinical trial evaluating MT-401 when given as an adjuvant therapy to patients with acute myeloid leukemia (AML) following a hematopoietic stem cell transplant. The primary objectives of the adjuvant arm of the trial are to evaluate relapse-free survival after MT-401 treatment when compared with a randomized control group.

"We are honored to have been approved by CPRIT for this award which provides additional capital to support the clinical development of MT-401 and external validation of our technology from experts in the field who conducted business and scientific diligence on behalf of CPRIT,” said Peter L. Hoang, President & CEO of Marker Therapeutics. “Our MultiTAA-specific T cell therapy approach has shown encouraging results in post-transplant AML in clinical studies, and we are pleased to advance the clinical development of MT-401 in our Phase 2 trial.”

About the Cancer Prevention and Research Institute of Texas

To date, CPRIT has awarded $2.9 billion in grants to Texas research institutions and organizations through its academic research, prevention and product development research programs. CPRIT has recruited 237 distinguished researchers, supported the establishment, expansion or relocation of 43 companies to Texas and generated over $5.7 billion in additional public and private investment. CPRIT funding has advanced scientific and clinical knowledge and provided 7.4 million life-saving cancer prevention and early detection services reaching Texans from all 254 counties. On November 5, 2019, Texas voters overwhelmingly approved a constitutional amendment to provide an additional $3 billion to CPRIT for a total $6 billion investment in cancer research and prevention.

About Marker's Phase 2 AML Post-Transplant Study

The multicenter Phase 2 AML study is evaluating the clinical efficacy of MT-401 in patients with AML following an allogeneic stem-cell transplant in both the adjuvant and active disease setting. In the adjuvant setting, approximately 120 patients will be randomized 1:1 to either MT-401 at 90 days post-transplant versus standard-of-care observation, while approximately 40 patients with active disease will receive MT-401 as part of the single-arm group.

The primary objectives of the trial are to evaluate relapse-free survival in the adjuvant group and determine the complete remission rate and duration of complete remission in active disease patients. Additional objectives include, for the adjuvant group, overall survival and graft-versus-host disease relapse-free survival while additional objectives for the active disease group include overall response rate, duration of response, progression-free survival and overall survival.

In April 2020, the FDA granted Orphan Drug designation to MT-401 for the treatment of patients with AML following allogeneic stem cell transplant.

About Marker Therapeutics, Inc.

Marker Therapeutics, Inc. is a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications. Marker’s cell therapy technology is based on the selective expansion of non-engineered, tumor-specific T cells that recognize tumor associated antigens (i.e. tumor targets) and kill tumor cells expressing those targets. This population of T cells is designed to attack multiple tumor targets following infusion into patients and to activate the patient’s immune system to produce broad spectrum anti-tumor activity. Because Marker does not genetically engineer its T cell therapies, we believe that our product candidates will be easier and less expensive to manufacture, with reduced toxicities, compared to current engineered CAR-T and TCR-based approaches, and may provide patients with meaningful clinical benefit. As a result, Marker believes its portfolio of T cell therapies has a compelling product profile, as compared to current gene-modified CAR-T and TCR-based therapies.

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Forward-Looking Statements

This release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research, development and regulatory activities and expectations relating to our non-engineered multi-tumor antigen specific T cell therapies; the effectiveness of these programs or the possible range of application and potential curative effects and safety in the treatment of diseases; the timing, conduct and success of our clinical trials, including the Phase 2 trial of MT-401;and our use of our cash and cash equivalents, future operating expenses and capital expenditure requirements. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. Such risks and uncertainties may be amplified by the COVID-19 pandemic and its impact on our business and the global economy. The Company assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts

Investors

Solebury Trout

Xuan Yang

(646) 378-2975

xyang@soleburytrout.com

Media

Solebury Trout

Amy Bonanno

(914) 450-0349

abonanno@soleburytrout.com

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